EXHIBIT 99.1

***For Immediate Release***

News Release: March 9, 2009

Contact: Connie Waks

206.340.2305 / cwaks@fhlbsea.com

Federal Home Loan Bank of Seattle Announces 2008
Unaudited Financial Results

Seattle - Today, the Federal Home Loan Bank of Seattle (Seattle Bank) announced unaudited financial results for the fourth quarter and year ended December 31, 2008. The Seattle Bank reported net losses of $241.2 million for the fourth quarter and $199.4 million for the year, compared to net income of $18.6 million and $70.7 million for the same periods in 2007.

The Seattle Bank attributes its 2008 net loss primarily to $304.2 million of other-than-temporary impairment charges on private-label mortgage-backed securities that are classified as held-to-maturity. The bank currently estimates a principal loss of $12.0 million over the life of these securities. This loss, which was partially offset by $178.6 million of net interest income for 2008, also resulted in a $78.9 million accumulated deficit as of December 31, 2008, compared with retained earnings of $148.7 million as of December 31, 2007.

The Seattle Bank's financial results reflect the effects of mark-to-market accounting treatment for private-label mortgage-backed securities that are other-than-temporarily impaired. Assuming that the performance of the underlying mortgages does not materially decline beyond currently forecasted levels, the difference between the other-than-temporary-impairment charge and the estimated principal loss will be accreted to interest income over the remaining life of the securities.

As of December 31, 2008, the Seattle Bank had a total capital-to-assets ratio of 4.6 percent and a leverage ratio of 6.8 percent and was in compliance, and remains in compliance, with both requirements. However, the distressed prices of certain held-to-maturity mortgage-backed securities resulted in a risk-based-capital deficiency at yearend and as of February 28, 2009. Under Federal Housing Finance Agency (Finance Agency) regulations, a Federal Home Loan Bank that fails to meet any regulatory capital requirement may not declare a dividend or redeem or repurchase capital stock, and the Finance Agency could take or require a bank to take additional actions.

"We are more than disappointed by these results, particularly in light of the significant gains we have made over the past several years," said Seattle Bank President and CEO Richard M. Riccobono. "I want to stress, however, that even in this very challenging time for our industry and our economy, we continue to fulfill our mission by serving as a steady source of liquidity and funding for the members of the Seattle Bank cooperative."

Additional Financial Information:

  The Seattle Bank had $36.9 billion of advances outstanding as of December 31, 2008, compared to $45.5 billion as of December 31, 2007. The decrease in advances outstanding was primarily the result of maturing advances with the bank's largest members, partially offset by a general increase in activity across the bank's membership in 2008.
  Net interest income was $178.6 million for 2008, compared to $171.0 million for 2007. The increase in net interest income was due primarily to a significant decline in short-term interest rates, which resulted in a larger decrease in the bank's total interest expense than in its total interest income.
  Total assets declined to $58.4 billion as of December 31, 2008, from $64.2 billion as of December 31, 2007, primarily as a result of the decrease in advances as of year-end 2008, partially offset by the increase in the bank's short-term investments.

The Seattle Bank will announce its 2008 audited financial results in its Form 10-K filing with the Securities and Exchange Commission, which is expected to be filed by March 31, 2009.

Please refer to the financial data included at the end of this release for additional information.

About the Seattle Bank

The Federal Home Loan Bank of Seattle is a financial cooperative that provides liquidity, funding, and services to enhance the success of its members and support the availability of affordable homes and economic development in the communities they serve. Our funding and financial services enable approximately 380 member institutions to provide their customers with greater access to mortgages, commercial lending, and affordable housing. The Seattle Bank commits 10 percent of its annual profits to help fund affordable housing and homeownership.

The Seattle Bank serves eight states, American Samoa, Guam, and the Northern Mariana Islands. Our members include commercial banks, credit unions, thrifts, industrial loan corporations, and insurance companies.

The Seattle Bank is one of 12 Federal Home Loan Banks in the United States. Together, the Federal Home Loan Banks represent one of the country's largest private sources of liquidity and funding for community financial institutions, as well as funding for affordable housing.

This press release contains forward-looking statements. Forward-looking statements are subject to known and unknown risks and uncertainties. Actual performance may differ materially from that expected or implied in forward-looking statements because of many factors. Such factors may include, but are not limited to, changes in general economic and market conditions (including effects on, among other things, mortgage-related securities), the bank's ability to meet adequate capital levels, regulatory and legislative actions and approvals (including those of the Finance Agency), business and capital plan adjustments and amendments, demand for advances, changes in the bank's management and Board of Directors, competitive pressure from other Federal Home Loan Banks and alternative funding sources, accounting adjustments or requirements (including changes in assumptions used in our financial models), interest-rate volatility, shifts in demand for our products and consolidated obligations, changes in projected business volumes, our ability to appropriately manage our cost of funds, the cost-effectiveness of our funding, changes in our membership profile or the withdrawal of one or more large members, and hedging and asset-liability management activities. Additional factors are discussed in the Seattle Bank's most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q filed with the SEC. These reports are available on the Seattle Bank's Web site at www.fhlbsea.com. The Seattle Bank does not undertake to update any forward-looking statements made in this announcement.

Federal Home Loan Bank of Seattle

Unaudited Selected Financial Data

(in millions)
	As of December 31,
	2008	2007
ASSETS
Advances	$36,943.9	$45,524.5
Investments (1)	16,005.0	12,537.9
Mortgage loans held for portfolio, net	5,087.3	5,665.6
Total assets	58,361.7	64,207.0

LIABILITIES
Consolidated obligations, net	54,468.7	59,975.5
Mandatorily redeemable capital stock	917.9	82.3
CAPITAL
Total capital stock	1,848.1	2,428.6
Retained earnings	(78.9)	148.7
Total capital	1,766.3	2,575.9
Total liabilities and capital	58,361.7	64,207.0

	For the Years Ended December 31,
	2008	2007
Total interest income	$2,246.4	$3,006.2
Total interest expense	2,067.8	2,835.1
Net interest income	178.6	171.0
Other-than temporary-impairment (OTTI) charges (1)	304.2
Affordable Housing Program		7.9
REFCORP		17.7
Total assessments		25.6
Net income / (loss)	(199.4)	70.7

(1) OTTI, which stands for other-than-temporary impairment, is an accounting term. Under generally accepted accounting principles in the United States of America (GAAP), a company must evaluate its investment securities portfolio to determine whether any of the investment securities are other-than-temporarily impaired. If the company determines that it does not expect to collect all of the contractual amounts due on an individual investment security over the life of the investment security, the company must mark the investment security down from its carrying value to its current fair value, even if the company intends to hold the investment security to maturity. An OTTI accounting loss must be booked during the period that the investment security is determined to be other-than-temporarily impaired, even if the estimated credit loss is not expected to be incurred for some time, even years later. The amount of the OTTI charge for an individual investment security is not the amount of the estimated credit loss. Instead, the charge equals the difference between the carrying amount of the investment security and its current fair value.

The fair value is generally related to the value of the investment security in the current market, even if the investment security is to be held to maturity. Once the investment security is marked to fair value, any increase in fair value in future periods does not increase the carrying value of the investment security or increase the company's income. Instead, the difference between the OTTI charge and the estimated aggregate credit loss on the investment security is accreted (added) to interest income over the remaining life of the investment security.

The Seattle Bank believes that the OTTI charges recorded during 2008 exceed its estimated expected principal losses because the fair value of the affected investment securities was determined in an illiquid, distressed market. In today's inactive mortgage-backed securities market, the fair values of non-agency mortgage-backed securities have declined dramatically. The OTTI charge of $304.2 million on the bank's affected investment securities (which have a par value of $546.5 million) is greater than the current estimated aggregate credit loss on these securities as of December 31, 2008. The Seattle Bank's non-GAAP expected principal loss on these securities is $12.0 million. The bank continues to monitor its investments, and further deterioration in delinquency and loss rates and real estate values may cause an additional increase in estimated and actual principal losses.

The Seattle Bank has the ability and intent to hold substantially all of these investment securities for a sufficient time to allow for any anticipated recovery of unrealized losses as it receives cash flows from these instruments in the future. However, since the bank is required to record the entire fair value loss based on current distressed market conditions, as a result of subsequent income recognition over time, this gross expense is expected to decrease to a "net" expense at some point in the future (i.e., the relatively smaller amount of expected credit losses over the lives of the affected investment securities). This net expense would ultimately be limited to any shortfall in contractual cash flows, provided that the security is held for a sufficient time to allow for any unrealized losses to be recaptured, which could be many years from now.

The Seattle Bank could recognize additional OTTI charges and non-GAAP estimated principal losses on its private-label mortgage-backed securities if delinquency and/or loss rates on mortgages continue to increase after December 31, 2008, and/or residential real estate values continue to decline, as was the case during the fourth quarter of 2008. The bank's portfolio monitoring is ongoing, and further deterioration in delinquency and loss rates and real estate values may also cause an increase in estimated and actual principal losses. The Seattle Bank's assumptions may have a significant effect on reported fair values and non-GAAP estimated principal losses of private-label mortgage-backed securities, and the income and expense related thereto. The use of different assumptions, as well as changes in market conditions, could result in materially different net income and retained earnings.

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